Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	NationsHealth Timothy Fairbanks Chief Financial Officer, NationsHealth, Inc. 954.903.5000
NationsHealth Announces COO Steps Down
     Sunrise, FL – October 12, 2005 – NationsHealth, Inc. today announced that, effective October 5, 2005, Mr. Robert Gregg has ceased to serve as Chief Operating Officer of the Company. Mr. Gregg will continue to serve the Company in other capacities. Dr. Glenn M. Parker, Chief Executive Officer, commented: “We want to thank Robert for his valuable contribution to the Company’s development and growth since its inception. His entrepreneurial vision has been a leading factor in our success to date.”
     NationsHealth is currently considering several candidates with extensive operating experience to fill the position of Chief Operating Officer. The Company plans to name a replacement before year end.
About NationsHealth, Inc.
     NationsHealth (NASDAQ: NHRX; NHRXW; NHRXU) was founded in 2002 to improve the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. NationsHealth will offer a national prescription drug plan under Medicare Part D in a strategic alliance with CIGNA beginning November 15, 2005. NationsHealth currently has over 3 million discount prescription cardholders, accepted at over 50,000 pharmacies nationwide. In addition, NationsHealth provides home delivery of diabetes and ostomy medical products to over 114,000 patients. NationsHealth is also the provider of diabetes supplies for Medicare beneficiaries at over 1,000 Kmart pharmacies. For more information please visit http://www.nationshealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about NationsHealth, including statements regarding the anticipated offering of Medicare Part D prescription drug plans and plans to fill the position of Chief Operating Officer, neither of which should be construed in any manner as a guarantee that such results will in fact occur. Forward- looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of NationsHealth’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward- looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our capacity to obtain funding to support the Part D strategic partnership; uncertainty in our costs incurred in administering the Part D program; changes in Medicare, Medicaid, Tricare, Champus and any other state or national-based reimbursement program; requirements or changes adversely affecting the businesses in which NationsHealth is engaged; general economic conditions; and geopolitical events and regulatory changes. The information set forth herein should be read in light of such risks. NationsHealth cautions investors not to place undue reliance on the forward- looking statements contained herein. These statements speak only as of the date of this press release and NationsHealth assumes no obligation to update or revise the information contained herein. For a further list and description of such risks and uncertaincies, see the reports filed by us with the Securities and Exchange Commission.
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